UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 13, 2006

HOUSERAISING, INC.

(Exact name of Registrant as specified in its charter)

North Carolina

(State of Other Jurisdiction of Incorporation)

000-50701

(Commission File Number)

56-2253025

(I.R.S. Employer Identification No.)

4801 East Independence Boulevard, Suite 201
Charlotte, North Carolina 28212

(Address of Principal Executive Offices, including ZIP Code)

704-532-2121

(Registrant’s telephone number, including area code)

This Current Report on Form 8-K is filed by HouseRaising, Inc., a North Carolina corporation (the “Registrant”), in connection with the matters described herein.

Item 3.02 Unregistered Sales of Equity Securities

As previously reported, the Registrant commenced a private offering of common stock and warrants in an amount equal to approximately $3.5 million that is intended to be exempt from registration pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended (‘the Act’). In March, 2006 the Registrant offered its bridge lenders the opportunity to convert their outstanding notes payable into shares of common stock and warrants on the same terms as the Registrant’s private placement offering.

The Registrant reports that between March 13, 2006 and March 23, 2006, the Registrant came to an agreement to this conversion with four bridge lenders, which would call for the issuance of 425,000 shares of common stock and an equal amount of warrants under this offering in exchange for a reduction of $212,500 in bridge loans and accumulated interest. Each of the bridge lenders is an accredited investor as defined in Rule 501(a) of Regulation D under the Act. Each Unit, consisting of one share of common stock and one five year warrant to purchase one share of common stock at an exercise price of $0.50 per warrant, was priced at $0.50 per Unit. The impact on the Registrant’s financial statements of these conversions from debt to stock and warrants will be reflected on the Registrant’s 1st quarter 2006 financial statements. Neither the shares of common stock sold nor the shares underlying the warrants are entitled to any registration rights, and the investor will rely on Rule 144 under the Act in order to sell the shares of common stock on the Over-the-Counter Bulletin Board after satisfying the Rule’s one-year holding period and other requirements. There are no underwriting discounts or commissions in this transaction.

The conversions of debt for common stock and warrants, and the issuance of common stock and the common stock underlying warrants, is intended to be exempt from registration pursuant to Rule 506 under Regulation D on the same basis as the Registrant’s private offering referred to above.

Item 8.01 Other Events

On April 12, 2006, the Registrant received notice that the U.S. District Court for the Northern District of Illinois, Eastern Division had granted the motion of Nite Capital LP for a voluntary dismissal without prejudice of its complaint filed on June 27, 2005 against Robert V. McLemore and the Registrant. These matters have been previously reported in the Registrant’s quarterly and annual filings to the SEC, most recently Form 10-KSB filed with the SEC on March 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSERAISING, INC.

Date: April 14, 2006	By:	/s/ Gregory J. Wessling
Gregory J. Wessling Chairman and CEO